UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2018 (October 4, 2018)

REED’S, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32501	35-2177773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Merritt 7 Corporate Park
Norwalk, Connecticut 06851

(Address of principal executive offices and zip code)

Not applicable

(Former name or former address if changed since last report)

Registrant’s telephone number, including area code: (310) 217-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 4, 2018, Reed’s Inc., a Delaware corporation (“Reed’s” or the “Company”) entered into a Finance Agreement (“Finance Agreement”) with Rosenthal & Rosenthal, Inc. (“Rosenthal”) and closed on its new secured credit facility (“Transaction”) to replace its existing credit facility with PMC Financial Services, Inc.

The new credit facility of up to $13,000,000, including a permitted over-advance of $4,000,000, has a term of 2.5 years, subject to acceleration in the event of customary events of default. The interest rate per annum is the greater of prime or 4.75% (herein referred to as “Prime”) plus 2% on eligible Accounts Receivables, Prime +2.5% on average daily inventory balances and Prime +3.5% on the permitted over-advance. Other over-advances, if any, are subject to interest rate of 3% above the permitted over-advance rate. The credit facility is subject to a customary facility fee and administration fee and aggregate minimum monthly fees (including interest) of $4,000.

All obligations to PMC Financial Services, Inc. under the Company’s previous credit facility and equipment leases were paid in full in the aggregate amount of approximately $8,800,000 upon closing of the Transaction.

Pursuant to the Financing Agreement, the Company assigned to Rosenthal all of its inventory and receivables (as defined therein), and granted to Rosenthal a security interest in, a continuing lien upon and right of set-off against, and assigned, transferred, pledged and set over to Rosenthal, all of its accounts, documents, chattel paper, general intangibles and instruments, intellectual property and certain other personal property of the Company.

The $4,000,000 permitted over-advance is guaranteed by Daniel J. Doherty, III and Daniel J. Doherty, III 2002 Family Trust (affiliates of Raptor/ Harbor Reed’s SPV, LLC; Daniel J. Doherty III is also a director of Reed’s) through the issuance of an irrevocable stand-by-letter of credit in favor of Rosenthal, in amount not less than $1,500,000 (the “LC”), a related party transaction. The permitted over-advance is secured by all of Reed’s intellectual property collateral. Pursuant to a Subordination Agreement between Raptor/ Harbor Reed’s SPV LLC (“Raptor”) and Rosenthal, in the event of default under the Financing Agreement, Raptor has a put option to purchase the entire aggregate amount of the outstanding permitted over-advance of up to $4,000,000 at par plus accrued interest (without regard to any prepayment penalty or premium) from Rosenthal, prior to Rosenthal declaring a default under the Financing Agreement. If Raptor exercises the option, Rosenthal will release its first priority security interest on all intellectual property collateral of the Company to Raptor and terminate the LC. As part of the Transaction, Raptor and the Company amended Raptor’s secured note and related purchase agreement to provide for advances up to $4,000,000 under the put option. In addition, in consideration for the LC, the Company reduced the exercise price of Raptor’s Warrant to purchase 750,000 shares of common stock of Reed’s, which warrant was issued to Raptor for backstopping Reed’s 2017 rights offering, from $1.50 to $1.10 per share of common stock.

The description of the Transaction documents contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Transaction documents. Copies of the Transaction documents will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2018.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release of Reed’s Inc. dated October 9, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REEDS, INC.,
a Delaware corporation

Dated: October 9, 2018	By:	/s/ Iris Snyder
Iris Snyder,
Chief Financial Officer